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                                                                      EXHIBIT 13

                    NON-STANDARD AVERAGE ANNUAL TOTAL RETURNS
                 (Without surrender charges or maintenance fees)
                              As of March 31, 2000
                       AGSPC Stock Index Fund Division 10

                              P(1+T)(CARET)n = ERV


       1 Year                     5 Years                         10 Years
       P =       $1,000.00          P =          $1,000.00           P =         $1,000.00
       n =               1          n =                  5           n =                10
      ERV =      $1,164.27        ERV =          $3,105.69         ERV =         $4,924.69
       T =           16.43%         T =              25.44%          T =              17.28%